As filed with the Securities and Exchange Commission on June 17, 2025.
Registration No. 333-287712
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 1
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
MOMENTUS INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	3714	84-1905538
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3901 N. First Street
San Jose, CA 95134
(650) 564-7820
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)
John C. Rood
Chief Executive Officer
3901 N. First Street
San Jose, CA 95134
Telephone: (650) 564-7820
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copies to:

Stephen C. Hinton, Esq. Bradley Arant Boult Cummings LLP ONE 22 ONE 1221 Broadway Nashville, Tennessee 37203 Telephone: (615) 244-2582	Lon Ensler Interim Chief Financial Officer 3901 N. First Street San Jose, California 95134 Telephone: (650) 564-7820

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to Completion. Dated June 17, 2025
PRELIMINARY PROSPECTUS

Momentus Inc.

Up to 2,144,116 Shares of Common Stock
This Prospectus relates to the offer and sale from time-to-time of up to 2,144,116 shares of Class A common stock, par value $0.00001 per share (the “Common Stock”), of Momentus Inc. (the “Company,” “Momentus,” “we,” “our” or “us”) by the Selling Stockholders identified in this prospectus or their permitted transferees (collectively, the “Selling Stockholders”), which may be issued pursuant to a loan agreement (the “Loan Agreement”) between us and J.J. Astor & Co. The shares of Common Stock registered for resale pursuant to this prospectus consist of (i) 595,588 shares of Common Stock (“Initial Note Conversion Shares”) issuable upon conversion of a junior secured convertible note dated June 3, 2025 issued by the Company to J.J. Astor & Co. under the Loan Agreement having an original principal amount of $1,012,500 (the “Initial Convertible Note”); (ii) 595,588 shares of Common Stock (the “Additional Note Conversion Shares” and, together with the Initial Note Conversion Shares, collectively, the “Conversion Shares”), issuable upon conversion of a junior secured convertible note to be issued by the Company to J.J. Astor & Co. under the Loan Agreement within three business days of the effectiveness of the Registration Statement on Form S-1 of which this Prospectus is a part (the “Registration Statement”), subject to certain conditions as described in further detail in this Prospectus, having an original principal amount of $1,012,500 (the “Additional Convertible Note” and, together with the Initial Convertible Note, the “Convertible Notes”); (iii) 476,470 shares of Common Stock issuable upon exercise of a warrant (the “Initial Warrant”) issued in connection with the Initial Convertible Note; and (iv) 476,470 shares of Common Stock issuable upon exercise of a warrant (the “Additional Warrant” and, together with the Initial Warrant, the “Warrants”) (the shares issuable upon exercise of the Warrants, collectively, the “Warrant Shares”) to be issued in connection with the Additional Convertible Note (such shares, together with the Conversion Shares and shares issuable upon exercise of the Initial Warrant, the “Shares”).
We are not selling any shares of Common Stock under this prospectus and will not receive any proceeds from the sale by the Selling Stockholders of the Shares.
Sales of the Shares by the Selling Stockholders may occur at fixed prices, at market prices prevailing at the time of sale, at prices related to the prevailing market or at negotiated prices. The Selling Stockholders may sell shares to or through underwriters, broker-dealer or agents, who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders, the purchasers of the shares, or both.
We will not receive any of the proceeds from such sales of the shares of Common Stock. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Stockholders will bear all commissions and discounts, if any, attributable to its sale of shares of Common Stock. See “Plan of Distribution” of this prospectus.
Our registration of the securities covered by this prospectus does not mean that either we or the Selling Stockholders will issue, offer or sell any of the Shares.
Our Common Stock is listed on the Nasdaq Capital Market under the symbol “MNTS.” On June 13, 2025, the last reported sale price of our Common Stock was $1.29 per share.
We are a “smaller reporting company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended, and, as such, have elected to take advantage of certain of the scaled disclosures available for smaller reporting companies. See “Prospectus Summary – Implications of Being a Smaller Reporting Company.”
Investing in our securities involves risks. See the section entitled “Risk Factors” on page 9 of this prospectus to read about factors you should consider before buying our securities. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is    , 2025.

i

ABOUT THIS PROSPECTUS
You should rely only on the information contained in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Stockholders have authorized anyone to provide you with different information. Neither we nor the Selling Stockholders are making an offer of these securities in any jurisdiction where the offer is not permitted.
The information contained in this prospectus and any prospectus supplement is accurate only as of the respective dates thereof, and the information in the documents incorporated by reference in this prospectus is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus or of any sale of our securities. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents incorporated by reference in this prospectus, our business, financial condition, results of operations and prospects may have changed. You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” before making your investment decision.
We are responsible for the information contained in this prospectus. We have not, and the Selling Stockholders have not, authorized anyone to provide you with different information, and we take no, and the Selling Stockholders take no, responsibility for any other information others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the Selling Stockholders are not, making an offer to sell the Warrant Shares in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.
Unless otherwise indicated, information contained in or incorporated by reference into this prospectus concerning our business and the industry and markets in which we operate, including with respect to our business prospects, our market position and opportunity, and the competitive landscape, is based on information from our management’s estimates, as well as from industry publications, surveys, and studies conducted by third parties. Our management’s estimates are derived from publicly available information, their knowledge of our business and industry, and assumptions based on such information and knowledge, which they believe to be reasonable. In addition, while we believe that information contained in the industry publications, surveys, and studies has been obtained from reliable sources, we have not independently verified any of the data contained in these third-party sources, and the accuracy and completeness of the information contained in these sources is not guaranteed.
Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus and the documents incorporated herein by reference, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus, including in our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 1, 2025, which is incorporated by reference into this prospectus in its entirety, as well as any amendment or updates to our risk factors reflected in subsequent filings with the SEC, including our Form 10-K/A filed on April 9, 2025. Accordingly, you should not place undue reliance on this information.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and any accompanying prospectus supplement contain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are forward-looking and as such are not historical facts. These forward-looking statements include, without limitation, statements regarding Momentus’ or its management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, and are not guarantees of future performance. The words “may,” “will,” “anticipate,” “believe,” “expect,” “continue,” “could,” “estimate,” “future,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “aim,” “strive,” “predict,” “project,” “contemplate,” “objective,” “target,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:
•	Momentus’ strategy, future operations, projected capital resources and financial position, estimated revenues and losses, projected costs and capital expenditures, prospects, and plans;
•	the potential future capabilities of Momentus’ technology, including its water plasma propulsion technology;
•	projections of market growth and size;
•	anticipated progress and timeline of any testing of Momentus’ technology and any launch status of Momentus’ satellite transportation systems;
•	expansion plans and opportunities; and
•	the outcome of any known and unknown litigation and regulatory proceedings.
The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:
•	the ability of the Company to finance its operations;
•	the ability of the Company to obtain licenses and government approvals for its missions, which are essential to its operations;
•	the ability of the Company to effectively market and sell satellite transport services and planned in-orbit services;
•	the ability of the Company to protect its intellectual property and trade secrets;
•	the development of markets for satellite transport and in-orbit services;
•	the ability of the Company to develop, test and validate its technology, including its water plasma propulsion technology;
•	delays or impediments that the Company may face in the development, manufacture and deployment of next generation satellite transport systems;
•	the ability of the Company to convert backlog or inbound inquiries into revenue;
•	changes in applicable laws or regulations and extensive and evolving government regulations that impact operations and business, including export control license requirements;
•	the ability to attract or maintain a qualified workforce with the required security clearances and requisite skills;
•	level of product service or product or launch failures or delays that could lead customers to use competitors’ services;
•	investigations, claims, disputes, enforcement actions, litigation and/or other regulatory or legal proceedings;
•	Momentus’ compliance with Nasdaq listing requirements;
•	the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and/or
•	other risks and uncertainties described in this prospectus, including those under the section titled “Risk Factors.”

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on our business. There can be no assurance that future developments affecting our business will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the section entitled “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all such risk factors, nor can we assess the effect of all such risk factors on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.
The forward-looking statements made by us in this prospectus and any free writing prospectus speak only as of the date of this prospectus and any free writing prospectus. Except to the extent required under the federal securities laws and rules and regulations of the SEC, we disclaim any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, there is no assurance that the events or results suggested by the forward-looking statements will in fact occur, and you are cautioned not to place undue reliance on these forward-looking statements.

PROSPECTUS SUMMARY
The following summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, the registration statement of which this prospectus is a part and the documents incorporated by reference herein, including the information set forth under the heading “Risk Factors” and our consolidated financial statements and the related notes herein.
The Company
Momentus is a U.S. commercial space company that offers satellites, satellite buses, and other satellite components, transportation and infrastructure services, including hosted payloads and other in-orbit services to help enable the commercialization of space. Satellite operators are our principal customers and target customers. Momentus offers satellites and satellite buses and technology designed to meet the specific needs of government and commercial customers.
Products that we provide or plan to provide include satellites, satellite buses, solar arrays, and other satellite components. Our satellites and satellite technologies offer competitive advantages to customers such as greater payload capability, significant on-orbit power, flexibility of design and ability to accommodate a range of sensors, communications equipment, and other space instruments, low cost, and speed of delivery.
Our Tape Spring Solar Array (“TASSA”) is an innovative solar array that Momentus is developing. It offers the potential to produce power at substantially lower cost than competing arrays. It also has important advantages from its ability to be deployed and retracted to protect the array from in-space collisions with debris and to more easily maneuver the satellite to different locations or adjust its characteristics.
Services that we provide or plan to provide include “last mile” satellite transportation, payload-hosting, on-orbit satellite refueling, on-orbit inspection, on-orbit satellite maintenance, de-orbiting, debris removal, and other satellite- to-satellite service offerings. We believe our planned service offerings will increase deployment options for satellite operators and lower their operating costs relative to traditional approaches while also minimizing environmental impact given our choice of water as a propellant.
We plan to provide these services with Orbital Service Vehicles (“OSVs”) that we design and manufacture. While we plan to eventually operate a family of progressively larger and more capable OSVs, we are currently focused on the first vehicle of the family, Vigoride, which will primarily operate in low-Earth orbit (“LEO”). We believe that Vigoride has the ability to deliver fast, versatile, and cost-effective transportation and infrastructure services to our customers. We conducted our inaugural test and demonstration mission with Vigoride in 2022 as well as two additional test and demonstration missions with Vigoride during 2023. The Company plans to use technological milestones like completion of development of Block 2.2 configuration of the Vigoride OSV, MET propulsion, and TASSA in space, and experience gained in both satellite deployment and hosted payloads as standards to build new OSVs and explore commercial opportunities.
Our transportation service offering focuses on delivering our customers’ satellites to precision orbits of their choosing. To accomplish this, we partner with leading launch service providers, such as SpaceX to “ride share” our customer’s satellites from Earth to space on a midsized or large rocket. Customer satellites can also be carried aboard small launch vehicles for dedicated missions. Our OSVs would then provide “last mile” transportation services from the rocket’s drop-off orbit to a custom orbit of the satellite operator’s choosing. We believe this “hub-and-spoke” model has the potential to expand our customers’ deployment options relative to what they would be able to achieve with ride share launch alone, while reducing their costs relative to what they could achieve with a dedicated small launch vehicle. Over time, we plan to begin introducing additional services beyond transportation.
Our OSVs will initially be expendable, meaning they will be used to perform services before they de-orbit themselves upon completion of their first mission. However, our goal is to eventually make our OSVs reusable, or capable of remaining in space to conduct follow-on missions, which has the potential to lower our cost to deliver services to our customers. To achieve reusability, we need to develop additional technologies that will allow our vehicles to locate and navigate to customer satellites in space, physically connect to them, and perform a variety of robotic operations including fluid transfer.
We are also offering variants of our Vigoride OSV to government and commercial customers as a traditional bus manufacture and satellite prime contractor. Vigoride, and its variants, M-500 and M-1000, are being offered to provide payload technology demonstrations as well as forming the space infrastructure backbone for constellations of satellites.

Momentus offers or plans to offer production and operation of small satellites to meet a range of defense, government, and commercial needs such as communications, tracking of missiles, remote sensing, and space domain awareness. There is a growing need for such capabilities for defense, government, and commercial customers. Technologies used to support the hosted payload market are directly applicable to offering customer-owned satellites for use in constellations. Momentus is offering high-volume production of buses, based on Vigoride’s technologies, and integrating customer’s unique payloads for a variety of missions ranging from communications to Earth Observation. This market heavily leverages prior investments in satellite technology to access a large and growing market segment.
We are developing our OSVs to provide safe, affordable, reliable, and regular in-space services to our customers, including space transportation, payload hosting, and in-orbit servicing. We have designed our Vigoride vehicle to deliver small customer payloads anywhere in LEO. However, we also plan to design and produce larger vehicles and satellite buses to carry larger payloads to more distant orbits such as GEO.
On April 12, 2025, we entered into a master services agreement (the “Master Services Agreement”) with Velo3D, Inc. (OTC: VLDX) (“VLD”), a provider of additive manufacturing solutions also referred to as 3D printing. Pursuant to the Master Services Agreement, VLD will provide services to design and produce components and systems that will be utilized by Momentus or its customers in its spacecraft, systems, and components. According to the terms of the Master Services Agreement, Momentus is entitled to services equal to the equivalent capacity of two VLD Sapphire XC 3D metal printers (or successor or comparable printers) (the “Equivalent Capacity”). Momentus will have first priority to utilize the Equivalent Capacity, and VLD will ensure the Equivalent Capacity is available for use as and when required by Momentus.
If and when the Equivalent Capacity is not utilized by Momentus, VLD may use the Equivalent Capacity to provide services to other customers. According to the Master Services Agreement, Momentus will be compensated for such use based on a formula equal to 20% of $3 million less service fees attributed to Momentus in the first year and 50% of $3 million less service fees attributed to Momentus in each subsequent year of the agreement. Such compensation shall reduce the amount in the prepaid reserve, as described in the Master Services Agreement. The term of the Master Services Agreement is five years unless terminated earlier in accordance with its terms.
In exchange for the services, Momentus issued an aggregate of 477,455 shares of Common Stock and 673,408 shares of non-voting Series A Convertible Preferred Stock, par value 0.00001 per share (the “Series A Convertible Preferred Stock”). Each share of Series A Convertible Preferred Stock is convertible into ten shares of Common Stock, subject to the limitations in the Certificate of Designations of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (the “Certificate of Designations”), including that VLD hold no more than 9.99% of the outstanding shares of Momentus’ Common Stock at any time.
Furthermore, pursuant to the Certificate of Designations, the Series A Convertible Preferred Stock may not be converted into shares of Common Stock if conversion would result in the issuance, in the aggregate with all previous issuances of shares of Common Stock, of greater than 19.9% of the amount of Common Stock outstanding immediately preceding the date of the Master Services Agreement without first obtaining stockholder approval in compliance with the rules of the Nasdaq Stock Market (“Nasdaq”).
Additional information on recent transactions and financings can be found in Item 15, Recent Sales of Unregistered Securities, in this registration statement.
For a further description of the risks associated with our business, see “Risk Factors.” Investors are cautioned to review the following description of Momentus’ business together with the entirety of this prospectus, including the within-mentioned risk factors.
Nasdaq Deficiency
Our Common Stock is currently listed for quotation on the Nasdaq Capital Market. We are required to meet Nasdaq listing rules in order to maintain such listing.
On March 27, 2024, we received a letter from the Listing Qualifications Staff of Nasdaq (the “Staff”) indicating that, based upon the closing bid price of the Common Stock, we were not in compliance with the requirement to maintain a minimum bid price of $1.00 per share (the “Minimum Bid Price Requirement”) for continued listing on The Nasdaq Capital Market, as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Original Notice”). At that time, the Company was provided a compliance period of 180 calendar days from the date of the Original Notice, or until September 23, 2024, to regain compliance with the Minimum Bid Price Requirement, pursuant to Nasdaq Listing Rule 5810(c)(3)(A).

As the Company did not regain compliance with the Minimum Bid Price Requirement by September 23, 2024, and it was determined that the Company is not eligible for another 180 calendar-day extension because it did not meet the minimum stockholders’ equity initial listing requirements of $5,000,000 for Nasdaq, as set forth under Nasdaq Listing Rule 5505(b), the Company received a delisting determination letter on September 24, 2024 (the “Delisting Determination Letter”).
The Company also received deficiency letters on May 23, 2024 and August 21, 2024, respectively, from the Staff notifying the Company that the Company had not filed its Form 10-Q for the periods ending March 31, 2024 and June 30, 2024, respectively, as required for continued listing on the Nasdaq under Nasdaq Listing Rule 5250(c)(1) (the “Periodic Reporting Requirement”). Pursuant to Nasdaq Listing Rule 5810(d)(2), the failures to comply with the Periodic Reporting Requirement individually became additional and separate bases for delisting.
On October 15, 2024, the Company filed its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024, resolving two of the deficiencies previously identified by Nasdaq.
On October 17, 2024, the Company received further notice from the Listing Qualifications Department of Nasdaq notifying the Company that it was not in compliance with the requirements of Nasdaq Listing Rule 5550(b) (the “Equity Rule”) as a result of not having a minimum of $2,500,000 in stockholders’ equity for continued listing as of June 30, 2024, a market value of listed securities of at least $35 million, or net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years.
As permitted by Nasdaq rules, the Company timely requested a hearing before a Nasdaq Hearing Panel (the “Panel”) to appeal Nasdaq’s delisting determination. The Company requested and received a stay of the suspension of trading and delisting of the Common Stock pending the conclusion of the hearing process, which allows the Common Stock to remain listed on Nasdaq at least until the Panel renders a decision following the hearing. The hearing before the Panel was held on November 14, 2024, at which the Company requested a suspension of delisting pending its return to compliance. The Company called a special meeting of stockholders on December 2, 2024 where the stockholders approved a reverse stock split, should it be necessary, as part of the Company’s plan to regain compliance with Nasdaq rules.
On January 13, 2025, the Company received a letter issued by the Panel granting the Company’s request to continue its listing on Nasdaq until April 15, 2025 while the Company executes its plan to regain compliance with the requirements of Nasdaq Listing Rule 5550(b). Additionally, the Panel confirmed that the Company has regained compliance with the Minimum Bid Price Requirement, as set forth in Nasdaq Listing Rule 5550(a)(2), as a result of the Reverse Stock Split the Company effected on December 12, 2024.
As disclosed in the Company’s Current Report on Form 8-K filed on April 14, 2025, on April 12, 2025, the Company entered into the Master Services Agreement with Velo3D, Inc. (OTC: VLDX), a provider of additive manufacturing solutions, also referred to as 3D printing, pursuant to which VLD will provide services to design and produce components and systems that will be utilized by the Company or its customers in its spacecraft, systems, and components. In exchange for the services, the Company issued an aggregate of 477,455 shares of Common Stock and 673,408 shares of non-voting Series A Preferred Stock.
As a result of the transaction, the Company believes it had stockholders’ equity of approximately $8.1 million as of April 15, 2025, and thereby satisfied the Equity Rule.
Notwithstanding, the Company must await Nasdaq’s formal confirmation that it has evidenced compliance with the Equity Rule. Nasdaq has indicated that if the Company’s stockholder’s equity as of June 30, 2025 included in the Company’s Quarterly Report for the quarter ended June 30, 2025 does not show a stockholder’s equity of $2,500,000, despite the compliance with the Equity Rule on April 15, 2025, the Company may again be subject to delisting from Nasdaq. Furthermore, if deemed compliant, Nasdaq will continue to monitor the Company to ensure its ongoing compliance with the Equity Rule.
2024 Reverse Stock Split
In order to regain compliance with the Minimum Bid Price Requirement, on December 4, 2024, the board of directors of the Company approved a reverse stock split ratio of 1-for-14 approved by the stockholders of the Company on December 2, 2024 (the “Reverse Stock Split”). The Reverse Stock Split was effective at the opening of trading on Nasdaq on December 13, 2024 (the “Effective Date”). Unless otherwise noted, all information presented in this prospectus is presented on a post-split basis.

Going Concern Uncertainty
Our consolidated financial statements are prepared assuming that the Company will continue as a going concern. The going concern basis of presentation assumes that the Company will continue in operation one year after the date the consolidated financial statements are issued and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. The Company’s ability to continue as a going concern is dependent on the Company’s ability to successfully raise capital to fund its business operations and execute on its business plan. To date the Company remains heavily focused on growth and continued development of its proprietary technology, and as a result, it has not generated sufficient revenues to provide cash flows that enable the Company to finance its operations internally and the Company’s financial position and operating results raise substantial doubt about the Company’s ability to continue as a going concern. This is reflected by the Company’s incurred net losses of $34.9 million for the year ended December 31, 2024 and an accumulated deficit of $408.0 million as of December 31, 2024 as well as the Company’s incurred net losses of $6.2 million for the three months ended March 31, 2025 and an accumulated deficit of $414.2 million as of March 31, 2025. Additionally, the Company used net cash of $16.6 million to fund its operating activities for the year ended December 31, 2024, and had cash and cash equivalents of $1.6 million as of December 31, 2024.
Pursuant to the requirements of ASC Sub-Topic 205-40, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, management must evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year from the date the consolidated financial statements are issued. This evaluation does not take into consideration the potential mitigating effect of management’s plans that have not been fully implemented or are not within control of the Company as of the date the consolidated financial statements are issued. When substantial doubt exists, management evaluates whether the mitigating effect of its plans sufficiently alleviates substantial doubt about the Company’s ability to continue as a going concern. The mitigating effect of management’s plans, however, is only considered if both (1) it is probable that the plans will be effectively implemented within one year after the date that the consolidated financial statements are issued, and (2) it is probable that the plans, when implemented, will mitigate the relevant conditions or events that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.
In connection with the preparation of the consolidated financial statements for the year ended December 31, 2024, management conducted an evaluation and concluded that there were conditions and events, considered in the aggregate, which raised substantial doubt as to the Company’s ability to continue as a going concern within twelve months after the date of the issuance of such financial statements. The Company believes that its current level of cash and cash equivalents are not sufficient to fund commercial scale production and sale of its services and products. These conditions raise substantial doubt regarding its ability to continue as a going concern for a period of at least one year from the date of issuance of these consolidated financial statements. In order to proceed with the Company’s business plan and operating strategy, the Company will need to raise substantial additional capital to fund its operations. Until such time, if ever, the Company can generate revenues sufficient to achieve profitability, the Company expects to finance its operations through equity or debt financings, which may not be available to the Company on the timing needed or on terms that the Company deems to be favorable. In an effort to alleviate these conditions, the Company continues to seek and evaluate opportunities to access additional capital through all available means.
As a result of these uncertainties, and notwithstanding management’s plans and efforts to date, there is substantial doubt about the Company’s ability to continue as a going concern. If the Company is unable to raise substantial additional capital in the near term, the Company’s operations and business plan will need to be scaled back or halted altogether. Additionally, if the Company is able to raise additional capital but that capital is insufficient to provide a bridge to full commercial production at a profit, the Company’s operations could be severely curtailed or cease entirely and the Company may not realize any significant value from its assets.
Corporate Information
We were incorporated in the State of Delaware in May 2019 as a special purpose acquisition company under the name Stable Road Acquisition Corp. On November 13, 2019, we completed our initial public offering. On August 12, 2021, we consummated a business combination with Legacy Momentus pursuant to that Agreement and Plan of Merger, dated October 7, 2020. In connection with such business combination, we changed our name from Stable Road Acquisition Corp. to Momentus Inc.

Our principal executive offices are located at 3901 N. First Street, San Jose, California 95134. Our telephone number is (650) 564-7820. Our website address is www.momentus.space. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.
Momentus, the Momentus logo and our other registered or common law trademarks, service marks or trade names appearing in this prospectus are the property of Momentus. Other trademarks, service marks and trade names used in this prospectus are the property of their respective owners.
Convertible Promissory Note
On May 13, 2025, the Company issued to A.G.P./Alliance Global Partners (the “Holder”) a convertible promissory note (the “Convertible Note”) in the principal amount of $1,200,000 to evidence the Holder’s currently owed deferred commission. Unless earlier converted as specified in the Convertible Note, the principal amount plus all accrued but unpaid interest is due on November 13, 2026 (the “Maturity Date”). The Convertible Note accrues interest at 4.5% per annum.
At any time prior to the full payment of the Convertible Note the Holder, in its sole discretion, may elect to have all or any portion of the outstanding principal amount and all interest accrued converted into shares of Common Stock, at a fixed price of $1.67, subject to adjustment as provided therein and to take into account any future share splits or reverse splits. In addition, a conversion of the Convertible Note that would cause the aggregate number of shares issued under the Convertible Note to exceed the Conversion Limit (as such term is defined in the Convertible Note) may not occur prior to receipt of stockholder approval to provide for such conversion of the Convertible Note, and the subsequent issuance of Common Stock, pursuant to the stockholder approval rules and regulations of the Nasdaq Stock Market. Further, following the Holder’s ability to convert the Convertible Note, if at all, the Holder will not be entitled to receive the Company’s Common Stock upon conversion, if such conversion would result in the Holder owning greater than 9.99% of the Company’s then currently outstanding Common Stock. The Holder is also entitled to resale registration rights as identified in the Convertible Note.
The Company may prepay the Convertible Note in whole or in part. The Convertible Note contains customary default provisions for a transaction of this nature. In the event of certain Events of Default (as defined in the Convertible Note), all outstanding principal and accrued interest under the Convertible Note will become, or may become at the Holder’s election, immediately due and payable to the Holder.
The Company issued the Convertible Note pursuant to the exemption from the registration requirements of the Securities Act, available under Section 4(a)(2). The shares of Common Stock that may be issued upon conversion of the Convertible Note, in amount of up to 767,066 shares, if such amount is not previously paid prior to maturity and the Holder elects to convert the Convertible Note, have not been registered under the Securities Act and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws.
Loan Agreement and Amendment
On May 30, 2025, Momentus entered into a Loan Agreement (the “Loan Agreement”) with J.J. Astor & Co. (the “Lender”) pursuant to which Momentus can borrow up to $1.5 million in two tranches of $750,000 each. Each tranche is payable in 40 weekly installments of $25,312.50. In lieu of cash, the Company may elect to pay the weekly installments with shares of Common Stock at a conversion price of the lesser of $1.70 and the closing price of the Common Stock on the trading day prior to the funding of the second tranche of $750,000, provided that the Company pays at least 10% of the weekly installments in cash. The Lender may also elect to receive the weekly installments in shares in lieu of cash. Amounts borrowed under the Loan Agreement are secured by a lien on substantially all of the assets of the Company.
The proceeds of the Loan Agreement are to be used for general working capital purposes. The Loan Agreement requires the Lender’s consent to take certain actions, such as incurring additional indebtedness other than permitted indebtedness (as defined in the Loan Agreement), repaying indebtedness to affiliates, or incurring liens other than permitted liens (as defined in the Loan Agreement).
The Company’s obligations under the Loan Agreement will accelerate and become immediately due upon the occurrence of certain customary events of default, including failure to pay amounts owing when due, a default under the Company’s other obligations or judgment in an amount in excess of $100,000, a failure to timely file certain SEC filings, and/or certain events involving a discontinuation of our business or certain types of proceedings involving insolvency, bankruptcy, receivership and the like, or a change of control of Momentus.
Upon an event of default that results in an acceleration of the amounts owing under the Convertible Notes, the amounts outstanding will (i) automatically increase by 120%, (ii) accrue default interest at a rate of 18% per annum, and (iii) the conversion price will be reduced to 80% of the original conversion price (the “Default Conversion Price”). In the event that the Lender elects to convert any amounts outstanding on the Convertible Notes and the Default Conversion Price is greater than the lower of (x) the closing price of the Common Stock on the date the Lender sends the Company notice of an event of default or (y) the lowest volume-weighted average price of the Common Stock for the twenty trading days immediately prior to the date that notice of conversion is provided by the Lender (such closing price, the “Default Market Price”), then the Company will also issue additional shares of Common Stock to the Lender such that the total shares to be issued upon conversion is based on the Default Market Price. The conversion prices and the number of shares of Common Stock issuable upon conversion of the Convertible Notes are also subject to appropriate adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Common Stock.
In connection with the Loan Agreement, Momentus agreed to issue to the Lender the Warrants to purchase up to 952,940 shares of Common Stock. The exercise price per share for the Initial Warrant to purchase up to 476,470 shares of Common Stock that was issued on June 3, 2025 is $1.70, and the exercise price per share for the Additional Warrant to purchase up to 476,470 shares of Common Stock that is issuable in connection with the issuance of the Additional Convertible Note will be the closing price of the Common Stock on the trading day prior to issuance. The exercise price and the number of shares of Common Stock issuable upon exercise of the Warrants is subject to appropriate adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Common Stock.
Momentus also entered into a Registration Rights Agreement with the Lender that required the Company to file a resale shelf registration statement registering the resale of shares issuable pursuant to the Loan Agreement and the transactions contemplated thereby.
None of the Warrants can be exercised if it would cause the aggregate number of shares of Common Stock beneficially owned by Lender (together with its affiliates) to exceed 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise. By written notice, Lender may from time to time increase or decrease this ownership limitation to any other percentage up to 9.99%; provided, that any such increase will not be effective until the 61st day after such notice is delivered to the Company. Conversion of the Convertible Notes and exercise of the Warrants is also subject to compliance with applicable Nasdaq rules, and the Convertible Notes and Warrants cannot be converted into or exercised for shares of Common Stock if such conversion or exercise would result in the issuance, in the aggregate with all previous issuances of shares of Common Stock under the Convertible Notes and the Warrants, of greater than 19.9% of the number of shares of Common Stock outstanding immediately preceding the date of the Loan Agreement without first obtaining stockholder approval in compliance with the rules of the Nasdaq Stock Market.
On June 17, 2025, the Company and the Lender entered into an Amendment to the Loan Agreement (the “Amendment”) which, among other things, revised the conditions for the Lender to fund the second tranche of $750,000 under the Loan Agreement such that the funding of the second tranche and issuance of the Additional Convertible Note and Additional Warrant is required within three business days of the effectiveness of this Registration Statement, subject only to (a) the Company maintaining its listing on Nasdaq, (b) as of the date of funding of the second tranche (i) the closing trading price with respect to the Common Stock on the prior trading day is not less than $1.25 per share, (ii) the market capitalization of the Common Stock is not less than $6,700,000, and (iii) the trading volume of the Common Stock for the prior trading day and the average trading volume for the prior ten trading days is not less than 50,000 shares of Common Stock and (c) other customary conditions outside the Lender’s control as provided in the Loan Agreement.
The Amendment also revised the conversion price on both Convertible Notes to be the lesser of (i) $1.70 and (ii) the closing price of the Common Stock on the trading day prior to the issuance of the Additional Convertible Note.
The Amendment further provides for a cash “make-whole” payment at the time of conversion of any amounts owed under the Loan Agreement into Common Stock in an amount per share equal to the difference (if any) between (i) the then-applicable conversion price and (ii) the lower of (x) the closing price of the Common Stock on the date of conversion, or (y) the lowest volume weighted average price of the Common Stock for the four trading days immediately prior to the date of issuance of such conversion shares (the “Make-Whole Price”). In the event the Company fails to pay such cash “make-whole” payment, then the Lender will receive shares of Common Stock equal to the amount of the cash “make-whole” payment divided by the Make-Whole Price.
Additionally, in the event that the Company prices an equity offering prior to the Additional Funding Date (as such term is defined in the Amendment) in an amount sufficient to repay all amounts owed to the Lender under the Initial Note (as such term is defined in the Amendment), then the obligation of the Company to sell the Additional Convertible Note to the Lender shall be suspended and instead the Company shall (a) repay all amounts due under the Initial Note out of the proceeds of such equity offering (b) pay J.J. Astor a termination fee of $100,000 payable in cash and (c) issue to J.J. Astor the Additional Warrant and register the underlying Warrant Shares (as such term is defined in the Loan Agreement) for resale in connection with the equity offering.
The Amendment also requires the Company to call a meeting of stockholders within 90 days of the date the Additional Convertible Note is issued to approve the Loan Agreement, as amended, and the related transactions.
Debt Settlements
Between April 21, 2025 and May 13, 2025, the Company issued 191,339 shares of its Common Stock to four vendors and one customer to settle outstanding debts of approximately $337,942.42, each under a debt settlement agreement (each, a “Debt Settlement Agreement”, and, together, the “Debt Settlement Agreements”).
Shares of the Company’s Common Stock issued in the transactions described herein are exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act. Each of the vendors is an “accredited investor” as defined in Regulation D or “sophisticated investor” and was acquiring the shares for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. Accordingly, the shares of the Company’s Common Stock were not registered under the Securities Act and may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws.
Implications of Being a Smaller Reporting Company
As a company with less than $100 million of annual revenue in our most recently completed fiscal year and the market value of our stock held by non-affiliates as of June 30, 2024, was less than $700 million, we qualify as a “smaller reporting company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. A smaller reporting company may take advantage of specified reduced reporting requirements that are otherwise applicable generally to public companies. These reduced reporting requirements include, but are not limited to, reduced disclosure about our executive compensation arrangements and an exemption from the requirements to obtain a non-binding advisory vote on golden parachute arrangements. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock.

THE OFFERING
Common stock offered by the Selling Stockholder
Up to 2,144,116 shares of Common Stock consisting of (i) 595,588 Initial Note Conversion Shares issuable upon conversion of the Initial Note, (ii) 595,588 Additional Note Conversion Shares issuable upon conversion of the Additional Convertible Note, (iii) 476,470 Warrant Shares issuable upon exercise of the Initial Warrant and (iv) 476,470 Warrant Shares issuable upon exercise of the Additional Warrant.
Conditions to the sale of the Additional Convertible Note and the Additional Warrant
The sale of the Additional Convertible Note and the Additional Warrant are subject only to (a) the Company maintaining its listing on Nasdaq, (b) as of the date of funding of the second tranche (i) the closing trading price with respect to the Common Stock on the prior trading day is not less than $1.25 per share, (ii) the market capitalization of the Common Stock is not less than $6,700,000 and (iii) the trading volume of the Common Stock for the prior trading day and the average trading volume for the prior ten trading days is not less than 50,000 shares of Common Stock and (c) other customary conditions outside the Lender’s control as provided in the Loan Agreement.
Terms of the offering
The Selling Stockholders will determine when and how they will sell the Shares offered in this prospectus, as described in “Plan of Distribution.”
Use of proceeds
We will not receive any proceeds from the sale of the Shares covered by this prospectus.
Risk Factors
See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.
Nasdaq Stock Market Symbols
Our Common Stock is listed on the Nasdaq Capital Market under the symbol “MNTS.”

RISK FACTORS
Investing in our Common Stock involves a high degree of risk. Prior to making a decision about investing in our Common Stock, you should consider carefully the specific risk factors discussed in this section and above under “Cautionary Note Regarding Forward-Looking Statements”, under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on April 1, 2025, which is incorporated by reference into this prospectus in its entirety, as well as any amendment or updates to our risk factors reflected in subsequent filings with the SEC, including Form 10-K/A filed on April 9, 2025 and any prospectus supplement hereto or any related free writing prospectus. These risks and uncertainties are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us, or that we currently view as immaterial, may also impair our business. If any of the risks or uncertainties described in our SEC filings or any additional risks and uncertainties actually occur, our business, financial conditions, results of operations, stock price and prospectus could be materially and adversely affected. In that even, the price of our Common Stock could decline, and you could lose part or all of your investment.
We may not currently or in the future be able to continue as a going concern.
The financial statements incorporated by reference in this prospectus have been prepared on a going concern basis of accounting which assumes that we will continue as a going concern, and do not reflect any adjustments that might result if the Company is unable to continue as a going concern. The Company’s ability to continue as a going concern is dependent on the Company’s ability to generate revenues and raise capital. To date, the Company has not generated sufficient revenues to provide cash flows that enable the Company to finance its operations internally. In connection with an evaluation conducted by the Company’s management during the preparation of this report, management concluded that there were conditions and events which raised substantial doubt as to the Company’s ability to continue as a going concern within twelve months after the date of the issuance of the financial statements included in this report.
The uncertainty regarding our ability to continue as a going concern could materially adversely affect our share price and our ability to service our indebtedness, raise new capital or enter into commercial transactions. To address these matters, the Company may take actions that materially and adversely affect our business, including significant reductions in research, development, administrative and commercial activities, reduction of our employee base, and ultimately curtailing or ceasing operations, any of which could materially adversely affect our business, financial condition, results of operations and share price. In addition, doubts about our ability to continue as a going concern could impact our relationships with customers, vendors and other third parties and our ability to obtain, maintain or renew contracts with them, or negatively impact our negotiating leverage with such parties, which could have a material adverse effect on our business, financial condition and results of operations. Furthermore, any loss of key personnel, employee attrition or material erosion of employee morale arising out of doubts about our ability to operate as a going concern could have a material adverse effect on our ability to effectively conduct our business and could impair our ability to execute our strategy and implement our business objectives, thereby having a material adverse effect on our business, financial condition and results of operations.
If we fail to comply with the continued listing requirements of Nasdaq we face possible delisting, which would result in a limited public market for our shares and make obtaining future debt or equity financing more difficult for us.
On March 27, 2024, the Company received a letter from the Listing Qualifications Staff of Nasdaq indicating that, based upon the closing bid price of the Common Stock, the Company was not in compliance with the Minimum Bid Price Requirement for continued listing on The Nasdaq Capital Market, as set forth in Nasdaq Listing Rule 5550(a)(2). At that time, the Company was provided a compliance period of 180 calendar days from the date of the Original Notice, or until September 23, 2024, to regain compliance with the Minimum Bid Price Requirement, pursuant to Nasdaq Listing Rule 5810(c)(3)(A).
As the Company did not regain compliance with the Minimum Bid Price Requirement by September 23, 2024, and it was determined that the Company is not eligible for another 180 calendar-day extension because it did not meet the minimum stockholders’ equity initial listing requirements of $5,000,000 for Nasdaq, as set forth under Nasdaq Listing Rule 5505(b), the Company received the Delisting Determination Letter.
The Company also received deficiency letters on May 23, 2024 and August 21, 2024, respectively, from the Staff notifying the Company that the Company had not filed its Form 10-Q for the periods ending March 31, 2024 and

June 30, 2024, respectively, as required for continued listing on the Nasdaq under Nasdaq Listing Rule 5250(c)(1). Pursuant to Nasdaq Listing Rule 5810(d)(2), the failures to comply with the Periodic Reporting Requirement individually became additional and separate bases for delisting.
On October 15, 2024, the Company filed its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024, resolving two of the deficiencies previously identified by Nasdaq.
On October 17, 2024, the Company received further notice from the Listing Qualifications Department of Nasdaq notifying the Company that it was not in compliance with the requirements of Nasdaq Listing Rule 5550(b) as a result of not having a minimum of $2,500,000 in stockholders’ equity for continued listing as of June 30, 2024, a market value of listed securities of at least $35 million, or net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years.
As permitted by Nasdaq rules, the Company timely requested a hearing before a Nasdaq Hearing Panel to appeal Nasdaq’s delisting determination. The Company requested and received a stay of the suspension of trading and delisting of the Common Stock pending the conclusion of the hearing process, which allows the Common Stock to remain listed on Nasdaq at least until the Panel renders a decision following the hearing. The hearing before the Panel was held on November 14, 2024, at which the Company requested a suspension of delisting pending its return to compliance. The Company called a special meeting of stockholders on December 2, 2024 where the stockholders approved a reverse stock split, should it be necessary, as part of the Company’s plan to regain compliance with Nasdaq rules.
On December 4, 2024, the board of directors of the Company approved the Reverse Stock Split. The Reverse Stock Split was effective at the opening of trading on Nasdaq on the Effective Date. On December 27, 2024, the Company’s Common Stock closed above the minimum bid price for ten consecutive trading days as required to regain compliance with the Minimum Bid Price Requirement.
On January 13, 2025, the Company received a letter issued by the Panel granting the Company’s request to continue its listing on Nasdaq until April 15, 2025 while the Company executes its plan to regain compliance with the requirements of Nasdaq Listing Rule 5550(b). Additionally, the Panel confirmed that the Company has regained compliance with the Minimum Bid Price Requirement, as set forth in Nasdaq Listing Rule 5550(a)(2), as a result of the Reverse Stock Split the Company effected on December 12, 2024.
As disclosed in the Company’s Current Report on Form 8-K filed on April 14, 2025, on April 12, 2025, the Company entered into the Master Services Agreement with Velo3D, Inc. (OTC: VLDX), a provider of additive manufacturing solutions, also referred to as 3D printing, pursuant to which VLD will provide services to design and produce components and systems that will be utilized by the Company or its customers in its spacecraft, systems, and components. In exchange for the services, the Company issued an aggregate of 477,455 shares of Common Stock and 673,408 shares of non-voting Series A Convertible Preferred Stock.
As a result of the transaction, the Company believes it had stockholders’ equity of approximately $8.1 million on April 15, 2025, and thereby satisfied the Equity Rule.
Notwithstanding, the Company must await Nasdaq’s formal confirmation that it has evidenced compliance with the Equity Rule. Furthermore, if deemed compliant, Nasdaq will continue to monitor the Company to ensure its ongoing compliance with the Equity Rule and, if at the time of filing of the Company’s next periodic financial statements the Company does not evidence compliance with the Equity Rule, the Company may again be subject to delisting from Nasdaq.
There can be no assurance that the Company will be able to maintain compliance with the Equity Rule, the Minimum Bid Price Requirement, or other applicable Nasdaq listing rules, that the Company will be able to successfully implement a reverse stock split if it decides to pursue one, that the Panel will grant the Company’s request for a suspension of delisting on Nasdaq, or that the Company’s appeal of a delisting determination will be successful. Additionally, if we fail to meet the Minimum Bid Price Requirement, we are not eligible for a 180-day cure period from Nasdaq to regain compliance with such requirement because we have conducted a reverse stock split in the past year and thus we would be immediately delisted.
If at the time of filing of the Company’s next periodic financial statements the Company does not evidence compliance with the Equity Rule, the Company may again be subject to delisting from Nasdaq. If the Common Stock loses its listing on the Nasdaq Capital Market, the Common Stock would likely trade in the over-the-counter market.

If the Common Stock were to trade on the over-the-counter market, selling the Common Stock could be more difficult because smaller quantities of shares would likely be bought and sold, transactions could be delayed, and security analysts’ coverage of us may be reduced. In addition, in the event the Common Stock is delisted, broker-dealers have certain regulatory burdens imposed upon them, which may discourage broker-dealers from effecting transactions in the Common Stock, further limiting the liquidity of such shares. A determination that the Common Stock is a “penny stock” would require brokers trading in the Common Stock to adhere to even more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for the Common Stock. These factors could result in lower prices and larger spreads in the bid and ask prices for the Common Stock. Such delisting from the Nasdaq Capital Market and continued or further declines in the price of shares of the Common Stock could also greatly impair our ability to raise additional necessary capital through equity or debt financing, and could significantly increase the ownership dilution to stockholders caused by our issuing equity in financing or other transactions.
We have a substantial number of convertible securities outstanding. The exercise of our outstanding warrants and conversion of our outstanding convertible notes can have a dilutive effect on our Common Stock.
We have a substantial number of convertible securities outstanding. The exercise of our outstanding warrants, conversion of our convertible notes, and exercise of our convertible Preferred Stock will likely have a dilutive effect on our Common Stock. The issuance of shares of Common Stock upon exercise of outstanding options or warrants or conversion of Preferred Stock could result in substantial dilution to our stockholders, which may have a negative effect on the price of our Common Stock.
We need additional capital and any additional capital we seek may not be available in the amount or at the time we need it.
We need to raise funds in the future to execute our business plan. We may seek to raise additional capital to expand our business, pursue strategic investments, and take advantage of financing or other opportunities that we believe to be in our best interests and the interests of our stockholders. Additional capital may be raised through the sale of common or preferred equity or convertible debt securities, entry into debt facilities or other third-party funding arrangements. The sale of equity and convertible debt securities may result in dilution to our stockholders and those securities may have rights senior to those of the Common Stock. Agreements entered into in connection with such capital raising activities could contain covenants that would restrict our operations or require us to relinquish certain rights. Additional capital may not be available on reasonable terms, or at all. If we cannot timely raise any needed funds, we may be forced to reduce our operating expenses, which could adversely affect our ability to implement our long-term strategic roadmap and grow our business. Our ability to raise capital through the sale of securities may be limited by our inability to utilize a registration statement on Form S-3 to raise capital until April 2026 due to the late filing of our Current Report on Form 8-K dated March 20, 2025.
The market price of the Common Stock has been, and may continue to be, volatile, which could reduce the market price of the Common Stock.
The publicly traded shares of the Common Stock have experienced, and may experience in the future significant price and volume fluctuations. During the 12 months ended May 27, 2025, the market price of the Common Stock as reported by Nasdaq has ranged from a high of $28.56 per share to a low of $1.56 per share. This market volatility could reduce the market price of the Common Stock without regard to our operating performance. In addition, the trading price of the Common Stock could change significantly in response to actual or anticipated variations in our quarterly operating results, announcements by us or our competitors, factors affecting the space transportation industry generally, changes in national or regional economic conditions, changes in securities analysts’ estimates for us or our competitors’ or industry’s future performance or general market conditions, making it more difficult for shares of the Common Stock to be sold at a favorable price or at all. The market price of the Common Stock could also be reduced by general market price declines or market volatility in the future or future declines or volatility in the prices of stocks for companies in our industry.
The issuance of Common Stock upon conversion of our outstanding non-voting Series A Preferred Stock will cause immediate and substantial dilution to existing shareholders.
As of the date of this Registration Statement on Form S-1, we had 673,408 outstanding shares of non-voting Series A Convertible Preferred Stock. The holder of the Series A Convertible Preferred Stock may, at its option, convert each of its shares of Series A Convertible Preferred Stock into ten shares of Common Stock, subject to the limitations in the Certificate of Designations, provided that such holder hold no more than 9.99% of the outstanding shares of our Common Stock at any time. The conversion of the non-voting Series A Convertible Preferred Stock of the Company will cause significant dilution to the then holders of our Common Stock. In addition, the Common Stock issuable upon conversion of our outstanding non-voting Series A Convertible Preferred Stock may represent overhang that may also adversely affect the market price of our Common Stock. Overhang occurs when there is a greater supply of a company’s stock in the market than there is demand for that stock, which typically depresses a company’s stock price. If we experience overhang, any additional shares which the then holders of our Common Stock attempt to sell in the market will only further decrease the market price of our Common Stock.
Future sales and issuances of the Common Stock could cause our stock price to fall.
Sales of a substantial number of shares of the Common Stock by our existing stockholders in the public market, or the perception that these sales might occur, could depress the market price of the Common Stock and could impair our ability to raise additional capital through the issuance of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of the Common Stock.
Any issuance of equity we may undertake in the future to raise additional capital could cause the price of the Common Stock to decline, or require us to issue shares at a price that is lower than that paid by holders of the Common Stock in the past, which would result in those newly issued shares being dilutive. In addition, future investors could gain rights superior to existing stockholders, such as liquidation and other preferences. If we obtain funds through a credit facility or through the issuance of debt or preferred securities, these securities will likely have rights senior to the rights of a common stockholder, which could impair the value of the Common Stock.
We also have stock options and warrants outstanding to purchase shares of our capital stock. Our stockholders may incur dilution upon exercise of any outstanding stock options and warrants.

USE OF PROCEEDS
We will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders pursuant to this prospectus. We will bear all fees and expenses incident to our obligation to register such shares.

SELLING STOCKHOLDERS
This prospectus covers the resale or other disposition by the Selling Stockholders identified in the table below of the Shares, consisting of up to an aggregate of 2,144,116 shares of Common Stock. The Selling Stockholders acquired the Shares in the transaction described above under the heading “Prospectus Summary—Loan Agreement.”
The Convertible Notes and the Warrants provide that the Selling Stockholders will not have the right to convert the Convertible Notes or exercise any portion of the Warrants if such conversion or exercise would cause (i) the aggregate number of shares of Common Stock beneficially owned by the applicable Selling Stockholders (together with its affiliates) to exceed 4.99% (the “Ownership Limitation”) of the number of shares of Common Stock outstanding immediately after giving effect to the conversion or exercise, or (ii) the combined voting power of the Company’s securities beneficially owned by the applicable Selling Stockholders (together with its affiliates) to exceed the Ownership Limitation of the combined voting power of all of the Company’s securities then outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. By written notice to the Company, the Selling Stockholders may decrease or increase the Ownership Limitation to any other percentage, provided that in no event can the Ownership Limitation exceed 9.99%. Any such increase will not be effective until the 61st day after such notice is delivered to the Company by the Selling Stockholders.
The table below sets forth, as of June 13, 2025, the following information regarding the Selling Stockholders:
•	Name of the Selling Stockholders;
•	Number of shares of Common Stock beneficially owned by the Selling Stockholders prior to the Convertible Notes and Loan Agreement transactions; and
•	Number of shares of Common Stock issuable upon the conversion of the Convertible Notes and the exercise of the Warrants;
The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose.
All information with respect to the Common Stock ownership of the Selling Stockholders has been furnished by or on behalf of the Selling Stockholders. We believe, based on information supplied by the Selling Stockholders, that except as may otherwise be indicated in the footnotes to the table below, the Selling Stockholders have sole voting and dispositive power with respect to the shares of Common Stock reported as beneficially owned by the Selling Stockholders. Because the Selling Stockholders identified in the table may sell some or all of the shares of Common Stock beneficially owned by them and covered by this prospectus, and because there are currently no agreement, arrangements, or understanding with respect to the sale of any of the shares of Common Stock, no estimate can be given as to the number of shares of Common Stock available for resale hereby that will be held by the Selling Stockholders upon termination of this offering. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time from time to time, the shares of Common Stock they beneficially own in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth in the table below. We have, therefore, assumed for the purposes of the following table, that the Selling Stockholders will sell all of their respective shares of Common Stock owned beneficially by them that are covered by this prospectus, but will not sell any other shares of Common Stock that they presently own. Except as set forth below, the Selling Stockholders have not held any position or office, or has otherwise had a material relationship, with us or any of our subsidiaries within the past three years other than as a result of the ownership of our shares of Common Stock or other securities.

Name of Selling Stockholder	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
J.J. Astor & Co.(1)	28,572(2)	2,144,116(3)	28,572(4)	*(4)

*	Less than one percent.
(1)	The securities are directly held by J.J. Astor & Co., a Utah corporation. The address of J.J. Astor & Co. is 26 S Rio Grande St, Ste 2072, Salt Lake City, Utah 84101.
(2)	Consists of 28,572 shares of Common Stock issuable to the Selling Stockholder upon exercise of warrants issued in December 2024 having an exercise price of $5.92 per share.
(3)
Consists of 1,191,176 shares of Common Stock issuable to the Selling Stockholder upon conversion of the Convertible Notes and 952,940 shares of Common Stock issuable to the Selling Stockholder upon exercise of the Warrants. None of the Convertible Notes can be converted and none of the Warrants may be exercised to the extent that the Selling Stockholder (together with any affiliates (as defined in Rule 144 of the Securities Act) of the Selling Stockholder or any other person with which the Selling Stockholder is considered to be part of a “group” under Section 13 of the Exchange Act or with which the Selling Stockholder otherwise files reports under Section 13 and/or Section 16 of the Exchange Act) would become the “beneficial owner” (as such term is defined in the Exchange Act and the rules and regulations thereunder) of in excess of 4.99% of the number of shares of Common Stock outstanding. The beneficial ownership limitation may be decreased or increased to any other percentage up to 9.99% by the Selling Stockholder by written notice to the Company, provided, that any such increase will not be effective until the 61st day after such notice is delivered to the Company by the Selling Stockholder.
(4)	Assuming the sale of all securities offered hereby.

PLAN OF DISTRIBUTION
The Selling Stockholders and any of their respective pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on Nasdaq or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling securities:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales;
•	in transactions through broker-dealers that agree with the applicable Selling Stockholder to sell a specified number of such securities at a stipulated price per security;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.
The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.
Broker-dealers engaged by the applicable Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the applicable Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.
In connection with the sale of the securities or interests therein, the applicable Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The applicable Selling Stockholder may also sell securities short and deliver these securities to close out its short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The applicable Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The applicable Selling Stockholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders have informed the Company that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.
The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities.
We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The securities covered hereby will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the securities by the applicable Selling Stockholder or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS
The validity of the securities offered hereby will be passed upon for us by Bradley Arant Boult Cummings LLP.

EXPERTS
The consolidated financial statements of the Company and subsidiaries as of and for the year ended December 31, 2023 and 2024, incorporated by reference in this prospectus, have been audited by Frank, Rimerman + Co. LLP, an independent registered public accounting firm, as stated in their report. Such consolidated financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the periodic reporting requirements of the Exchange Act, and we will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available at www.sec.gov. We also maintain a website at www.momentus.space, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only. We will provide you without charge, upon your oral or written request, with a copy of any or all reports, proxy statements and other documents we file with the SEC, as well as any or all of the documents incorporated by reference in this prospectus or the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to:
Momentus Inc.
Attn: John C. Rood
Chief Executive Officer
3901 N. First Street
San Jose, CA 95134
Telephone: (650) 564-7820

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and superseded this information. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus.
We incorporate by reference into this prospectus the information or documents listed below that we have filed with the SEC (Commission File No. 001-39128):
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on April 1, 2025 (as amended on April 9, 2025);
•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 15, 2025;
•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 28, 2025;
•
the description of our Common Stock contained in Exhibit 4.19 to our Registration Statement on Form S-1, as filed with the SEC on April 21, 2025, and including any further amendment or report filed for the purpose of updating such description; and

•
our Current Reports filed on Form 8-K with the SEC on January 16, 2025, January 31, 2025, February 13, 2025, March 4, 2025, March 21, 2025, March 27, 2025, April 14, 2025, April 15, 2025 (as amended on April 15, 2025), May 19, 2025, May 20, 2025, and June 5, 2025.

All reports and other documents that we file with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act on or after the date of the initial registration statement and prior to effectiveness of the registration statement, and on or after the date of this prospectus but before the termination of the offering of the securities hereunder will also be considered to be incorporated by reference into this prospectus from the date of the filing of these reports and documents, and will supersede the information herein; provided, however, that all reports, exhibits and other information that we “furnish” to the SEC will not be considered incorporated by reference into this prospectus. We undertake to provide without charge to each person (including any beneficial owner) who receives a copy of this prospectus, upon written or oral request, a copy of all of the preceding documents that are incorporated by reference (other than exhibits, unless the exhibits are specifically incorporated by reference into these documents). You may request a copy of these materials in the manner set forth under the heading “Where You Can Find More Information,” above.

Up to 2,144,116 Shares of Common Stock
PRELIMINARY PROSPECTUS
    , 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.	Other Expenses of Issuance and Distribution.
The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

Amount
SEC registration fee	$456
Legal fees and expenses	$15,000
Accounting fees and expenses	$40,000
Miscellaneous	$5,000
Total	$60,456

Item 14.	Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The registrant’s Second Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, as amended, provide for indemnification by the registrant of its directors and officers to the fullest extent permitted by the DGCL.
Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (4) for any transaction from which the director derived an improper personal benefit. The registrant’s Second Amended and Restated Certificate of Incorporation, as amended, provides for such limitation of liability to the fullest extent permitted by the DGCL.
The registrant has entered into, and expects to continue to enter into, indemnification agreements with each of its directors and executive officers. These agreements provide that the registrant will indemnify each of its directors and such officers to the fullest extent permitted by law.
Any underwriting agreement or distribution agreement that the registrant enters into with any underwriters or agents involved in the offering or sale of any securities registered hereby may require such underwriters or dealers to indemnify the registrant, some or all of its directors and officers and its controlling persons, if any, for specified liabilities, which may include liabilities under the Securities Act.
The registrant also maintains standard policies of insurance under which coverage is provided to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the registrant.
Item 15.	Recent Sales of Unregistered Securities.
The Company has not issued unregistered securities to any person within the last three years, except as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, except as specified below, or any public offering, and, unless otherwise indicated below, the Company believes that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof,

Rule 701 of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder. All recipients had adequate access, though their relationships with the Company, to information about the Company. All number and share prices have been adjusted for the 1-for-14 reverse stock split effected on December 13, 2024.
Issuance of Common Stock to Non-employees: During the year ended December 31, 2023, the Company issued 193 shares of Common Stock to a third-party consulting firm in exchange for public relations services. The shares were not issued under any equity incentive plan of the Company. Under the agreement, the shares were contingently forfeitable in the event of early termination by the Company. The shares had an issuance date fair value of $0.1 million to be recorded as consulting expense over the six-month term of the agreement. Related consulting expense of $0.1 million was recognized over the six-month term of the agreement. The Company issued no shares to non-employees during the year ended December 31, 2024.
Private Placement
On September 15, 2024, the Company engaged in a private placement transaction, pursuant to which the Company entered into the Purchase Agreement with an investor, and agreed to (i) sell and issue to such stockholder pre-funded warrants to purchase 357,143 shares of Common Stock at a purchase price of $7.70 per share (the “Investor Warrants”), Class A warrants to purchase 714,286 shares of Common Stock and Class B warrants to purchase 357,143 shares of Common Stock.
The purchase price of each pre-funded warrant equals the price per share at which shares of our Common Stock are being sold in the private placement minus $0.00001, and the exercise price of each pre-funded warrant equals $0.00001 per share. The pre-funded Warrants are exercisable at any time after their original issuance and will not expire until exercised in full. The warrants all have an exercise price per share of Common Stock equal to $0.575 per share. The Class A warrants will expire March 17, 2030, and the Class B warrants will expire March 17, 2026. The exercise price and the number of shares of Common Stock issuable upon exercise of the Investor Warrants is subject to appropriate adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Common Stock. The investor may not exercise the Investor Warrants until the date that is 6 months after the original issuance date of the Investor Warrants.
In connection with the private placement, on September 15, 2024, the Company entered into a Placement Agency Agreement with the Placement Agent. As part of its compensation for acting as Placement Agent for the private placement, the Company paid the Placement Agent a cash fee of 7.0% of the aggregate gross proceeds and also agreed to issue to the Placement Agent warrants at an exercise price of $0.6325, exercisable beginning March 14, 2025. One half of the Placement Agent warrants have a term of eighteen months from September 15, 2024, and the other half of the Placement Agent warrants have a term of five years from September 15, 2024.
Secured Convertible Promissory Note with Space Infrastructure Ventures, LLC
On July 12, 2024, the Company and Space Infrastructures Ventures, LLC (“SIV”) a firm that invests in disruptive high-tech/space-tech ventures, entered into a secured convertible promissory note (the “Initial Convertible Note”) pursuant to which Momentus may borrow up to $2.3 million prior to September 1, 2024, consisting of (i) an initial loan in the principal amount of $500,000 which may be borrowed on or after July 17, 2024, and (ii) one or more subsequent loans totaling up to $1.8 million in aggregate principal amount which may be borrowed on or after August 7, 2024, with the $1.8 million subject to certain conditions including the availability of financing to SIV. Borrowings under the Initial Convertible Note bear interest at 15% per annum. Principal on the Initial Convertible Note is to be re-paid in four equal payments on a quarterly basis, commencing on December 1, 2024, and the Initial Convertible Note has a maturity date of September 1, 2025, at which time all accrued interest is due. As of December 31, 2024, all amounts available under the Initial Convertible Note have been borrowed by the Company.
Amounts borrowed under the Initial Convertible Note are secured by a lien on substantially all of the assets of the Company. In lieu of cash payments of accrued interest, SIV, in its sole discretion, may elect to receive shares of Momentus Common Stock at a conversion price of $0.53 per share (the “Conversion Price”). On the maturity date, subject to the satisfaction of applicable legal and regulatory conditions, all outstanding obligations under the Initial Convertible Note automatically convert into Common Stock at the Conversion Price. The proceeds of the Initial Convertible Note are to be used solely for the following purposes: (a) to fund day-to-day working capital needs in the order course of business, consistent with Momentus practices prior to the execution of the Initial Convertible Note, (b) for general purposes in the ordinary course of business, consistent with Momentus practices prior to the execution of the Initial Convertible Note, and (c) to repay secured indebtedness owed to certain directors and officers of Momentus.

On October 24, 2024, the Company and SIV entered into a secured convertible promissory note (the “Subsequent Convertible Note”, and, together with the Initial Convertible Note, the “Convertible Notes”) pursuant to which Momentus may borrow up to $3.0 million in two tranches, consisting of (i) an initial loan in the principal amount of $2 million, and (ii) up to an additional $1 million in principal amount which may be borrowed from December 22, 2024 through February 14, 2025. Borrowings under the Subsequent Convertible Note bear interest at 15% per annum. The Subsequent Convertible Note has a maturity date of October 24, 2025, at which time all principal and accrued interest is due. Amounts borrowed under the Subsequent Convertible Note are secured by a lien on substantially all of the assets of the Company.
At any time after the date that is six months after the original issuance date of the Subsequent Convertible Note, SIV may convert some or all of the outstanding obligations under the Convertible Note into shares of Common Stock at a conversion price of $7.4088 per share. The conversion price and the number of shares of Common Stock issuable upon conversion of the Subsequent Convertible Note is subject to appropriate adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Common Stock.
In addition to the Subsequent Convertible Note, the Company agreed to issue to SIV warrants to purchase approximately 6.5 million shares of Common Stock with an exercise price of $0.5292 per share (the “SIV Warrants”), of which warrants to purchase approximately 3.8 million shares of Common Stock were issued on November 14, 2024 following the funding of the first tranche under the Subsequent Convertible Note. The exercise price and the number of shares of Common Stock issuable upon exercise of the SIV Warrants is subject to appropriate adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Common Stock. SIV may not exercise the SIV Warrants prior to April 24, 2025, and the SIV Warrants will expire April 24, 2030.
Additionally, on November 30, 2024, the Company entered into amendments to the Convertible Notes. The amendments to the Subsequent Convertible Note accelerated the borrowing date for the second tranche of $1 million in principal amount to December 2, 2024, which borrowing date had previously been no earlier than December 22, 2024. Accordingly, the Company has now borrowed the full $3 million in principal amount under the Subsequent Convertible Note.
The amendments also permitted SIV to reserve out of the proceeds of the second tranche under the Subsequent Convertible Note of approximately $670 thousand, representing the amount of principal and interest due from the Company to SIV on December 1, 2024, under the Initial Convertible Note.
The amendments to the Convertible Notes also provide SIV the option to convert all amounts outstanding under either Convertible Note into shares of the Company’s Common Stock at any time. Previously, the Initial Convertible Note only permitted conversion of interest when and as due, while the Subsequent Convertible Note only permitted conversion of outstanding amounts when and as due. The conversion price of amounts outstanding under the Initial Convertible Note remained unchanged at $7.40712. The conversion price of amounts outstanding under the Subsequent Convertible Note remained unchanged at $7.4088.
In connection with the borrowing of the second tranche under the Subsequent Convertible Note, the Company issued to SIV warrants to purchase approximately 463,223 shares of Common Stock with an exercise price of $7.4088 per share, as originally required by the Subsequent Convertible Note.
The Company also agreed to register the resale by SIV of all of the shares of Common Stock issuable upon conversion of the Convertible Notes and the warrants issued to SIV.
Neither the Subsequent Convertible Note nor the SIV Warrants can be converted or exercised if it would cause the aggregate number of shares of Common Stock beneficially owned by SIV (together with its affiliates) to exceed 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the conversion or exercise, as applicable. By written notice, SIV may, with the agreement of the Company, from time to time increase or decrease this ownership limitation to any other percentage.
The proceeds of the Subsequent Convertible Note are to be used solely to fund day-to-day working capital needs in the ordinary course of business, consistent with past practices, and for general purposes in the ordinary course of business, consistent with past practices. The Subsequent Convertible Note requires SIV’s consent to take certain actions, such as purchasing assets outside the ordinary course of business, extending financing, making capital expenditures in excess of $100,000, repaying debts outside the ordinary course of business or investing in any entity or enterprise.
On May 16, 2025, the Board of Directors of Momentus authorized offering SIV a reduced conversion price of $1.77 per share with respect to 112,576 shares of Common Stock under the Initial Convertible Note, and thereafter with respect to up to 275,000 shares of Common Stock under the Subsequent Convertible Note during the period beginning on May 19, 2025 and continuing until June 1, 2025. On March 3, 2025, the Board of Directors of Momentus had previously offered SIV a reduced conversion price of $2.12 per share of Common Stock for the Initial Convertible Note. The current conversion price for the Subsequent Convertible Note is $7.4088.
December 2024 Loan Agreement
On December 13, 2024, Momentus entered into a Loan Agreement with J.J. Astor & Co. pursuant to which Momentus borrowed $2.0 million. The Loan Agreement had a maturity date of September 19, 2025, and was payable in 40 weekly installments of $67,500. The loan was prepaid on December 19, 2024 for $2.4 million using proceeds from the December Offering. In connection with the Loan Agreement, Momentus issued to J.J. Astor & Co. warrants to purchase up to 28,572 shares of Common Stock with an exercise price of $5.92 per share. The exercise price and the number of shares of Common Stock issuable upon exercise of the warrants is subject to appropriate adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Common Stock.
Momentus entered into a Registration Rights Agreement with J.J. Astor & Co. that required the Company to file a resale shelf registration statement registering the resale of the conversion shares and the shares of Common Stock issuable upon exercise of the warrants within 31 calendar days following the closing date. The Company registered the conversion shares and the shares of Common Stock issuable upon exercise of the warrants pursuant to the Company’s registration statement on Form S-1, as amended (File No. 333-283727), filed with the SEC under the Securities Act that was declared effective on January 2, 2025.
None of the warrants can be converted or exercised if it would cause the aggregate number of shares of Common Stock beneficially owned by J.J. Astor & Co. (together with its affiliates) to exceed 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise. By written notice, J.J. Astor & Co. may from time to time increase or decrease this ownership limitation to any other percentage up to 9.99%. Exercise of the warrants is also subject to compliance with applicable Nasdaq rules; provided, that any such increase will not be effective until the 61st day after such notice is delivered to the Company.
Best Efforts Offering
On February 11, 2025, the Company consummated a “best efforts” public placement pursuant of an aggregate of (i) 300,000 shares (the “Shares”) of Common Stock, (ii) 973,886 pre-funded warrants (the “February Pre-Funded Warrants”) to purchase up to 973,886 shares of Common Stock, and (iii) 1,273,886 Common Stock purchase warrants (“Common Warrants”) to purchase up to 1,273,886 shares of Common Stock. Each share of Common Stock, or a February Pre-Funded Warrant in lieu thereof, was sold together with an accompanying Common Warrant to purchase one share of Common Stock.
The public offering price for each share of Common Stock and one accompanying Common Warrant was $3.92499. The public offering price of each February Pre-Funded Warrant and one accompanying Common Warrant was $3.925, which equals the price at which one share of Common Stock and accompanying Common Warrant was sold to the public in this offering, minus $0.00001. The exercise price of each February Pre-Funded Warrant is $0.00001 per share. Each Common Warrant offered in this offering is exercisable for one share of Common Stock and has an initial exercise price equal to $3.80. The exercise price of the Common Warrants and the February Pre-Funded Warrants and number of shares of Common Stock issuable upon exercise will adjust in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events.
In connection with the offering, on February 10, 2025, the Company entered into a Placement Agency Agreement with A.G.P./Alliance Global Partners, pursuant to which the Placement Agent agreed to act as Placement Agent on a reasonable “best efforts” basis in connection with the offering. The Company paid the Placement Agent a cash fee equal to 7.0% of the gross proceeds raised in the offering. In addition, the Company has also agreed to reimburse the

Placement Agent for legal expenses incurred by it in connection with the offering in an amount not to exceed $95,000 and up to $10,000 for certain reasonable non-accountable fees and expenses. In addition, the Placement Agent will receive warrants (the “February Placement Agent Warrants”) to purchase such number of shares of Common Stock equal to 5.0% of the aggregate number of shares of Common Stock sold in the offering, or an aggregate of 63,694 shares of Common Stock. The February Placement Agent Warrants will have substantially the same terms as the Common Warrants, except that the Placement Agent Warrants will have an exercise price of $4.3175 per share (representing 110% of the offering price per share of Common Stock and accompanying Common Warrant) and will expire five years from the commencement of the sales pursuant to the offering.
In connection with the offering, on February 10, 2025, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with a single institutional investor, pursuant to which the Company agreed not to effect or enter into an agreement to effect any issuance by the Company or any of its subsidiaries of shares of Common Stock or Common Stock equivalents for a period of thirty (30) days and will not effect or enter into an agreement to effect any issuance by the Company or any of its subsidiaries of shares of Common Stock or Common Stock equivalents (or a combination of units thereof) involving a Variable Rate Transaction (as defined in the Purchase Agreement) for a period of six (6) months after the Closing Date, subject to certain exceptions.
The investor is the holder of certain Common Stock purchase warrants, issued on each of (i) September 17, 2024 (the “Class A September 2024 Warrant” and the “Class B September 2024 Warrant”), (ii) October 24, 2024 (the “October 2024 Warrant”), and (iii) December 18, 2024 (the “December 2024 Warrant” and collectively with the Class A September 2024 Warrant, the Class B September 2024 Warrant, and the October 2024 Warrant, the “2024 Warrants”) to purchase shares of Common Stock.
In connection with the offering, on February 10, 2025, the Company entered into an amendment to the 2024 Warrants (the “Amendment to Common Stock Purchase Warrants”) with the investor, pursuant to which the exercise price per share of the Common Stock under each 2024 Warrant shall be $3.80, subject to adjustment. The warrant amendment was subject to stockholder approval, which amendment was approved by our stockholders at our 2025 Annual Meeting of Stockholders held on May 19, 2025, and the warrants shall expire five years from the date stockholder approval is obtained.
Velo3D Transaction
On April 12, 2025, the Company entered into the Master Services Agreement with Velo3D, Inc. (OTC: VLDX), a provider of additive manufacturing solutions also referred to as 3D printing. Pursuant to the Master Services Agreement, VLD will provide services to design and produce components and systems that will be utilized by Momentus or its customers in its spacecraft, systems, and components. According to the terms of the Master Services Agreement, Momentus is entitled to services equal to the Equivalent Capacity. Momentus will have first priority to utilize the Equivalent Capacity, and VLD will ensure the Equivalent Capacity is available for use as and when required by Momentus.
If and when the Equivalent Capacity is not utilized by Momentus, VLD may use the Equivalent Capacity to provide services to other customers. According to the Master Services Agreement, Momentus will be compensated for such use based on a formula equal to 20% of $3 million less service fees attributed to Momentus in the first year and 50% of $3 million less service fees attributed to Momentus in each subsequent year of the agreement. Such compensation shall reduce the amount in the prepaid reserve, as described in the Master Services Agreement. The term of the Master Services Agreement is five years unless terminated earlier in accordance with its terms.
In exchange for the services, Momentus issued an aggregate of 477,455 shares of Common Stock and 673,408 shares of Series A Preferred Stock. Each share of Series A Convertible Preferred Stock is convertible into ten shares of Common Stock, subject to the limitations in the Certificate of Designations, including that VLD hold no more than 9.99% of the outstanding shares of Momentus’ Common Stock at any time.
Debt Settlements
Between April 21, 2025 and May 13, 2025, the Company issued 191,339 shares of its Common Stock to four vendors and one customer to settle outstanding debts of approximately $337,942.42, each under a debt settlement agreement (each, a “Debt Settlement Agreement”, and, together, the “Debt Settlement Agreements”).
Shares of the Company’s Common Stock issued in the transactions described herein are exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act. Each of the vendors is an “accredited investor” as defined in Regulation D or “sophisticated investor” and was acquiring the shares for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. Accordingly, the shares of the Company’s Common Stock were not registered under the Securities Act and may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws.
Convertible Promissory Note
On May 13, 2025, the Company issued to A.G.P./Alliance Global Partners (the “Holder”) a convertible promissory note (the “Convertible Note”) in the principal amount of $1,200,000 to evidence the Holder’s currently owed deferred commission. Unless earlier converted as specified in the Convertible Note, the principal amount plus all accrued but unpaid interest is due on November 13, 2026 (the “Maturity Date”). The Convertible Note accrues interest at 4.5% per annum.
At any time prior to the full payment of the Convertible Note the Holder, in its sole discretion, may elect to have all or any portion of the outstanding principal amount and all interest accrued converted into shares of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”), at a fixed price of $1.67, subject to adjustment as provided therein and to take into account any future share splits or reverse splits. In addition, a conversion of the Convertible Note that would cause the aggregate number of shares issued under the Convertible Note to exceed the Conversion Limit (as such term is defined in the Convertible Note) may not occur prior to receipt of stockholder approval to provide for such conversion of the Convertible Note, and the subsequent issuance of Common Stock, pursuant to the stockholder approval rules and regulations of the Nasdaq Stock Market. Further, following the Holder’s ability to convert the Convertible Note, if at all, the Holder will not be entitled to receive the Company’s Common Stock upon conversion, if such conversion would result in the Holder owning greater than 9.99% of the Company’s then currently outstanding Common Stock. The Holder is also entitled to resale registration rights as identified in the Convertible Note.
The Company may prepay the Convertible Note in whole or in part. The Convertible Note contains customary default provisions for a transaction of this nature. In the event of certain Events of Default (as defined in the Convertible Note), all outstanding principal and accrued interest under the Convertible Note will become, or may become at the Holder’s election, immediately due and payable to the Holder.
The Company issued the Convertible Note pursuant to the exemption from the registration requirements of the Securities Act, available under Section 4(a)(2). The shares of Common Stock that may be issued upon conversion of the Convertible Note, in amount of up to 767,066 shares, if such amount is not previously paid prior to maturity and the Holder elects to convert the Convertible Note, have not been registered under the Securities Act and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws.
May 2025 Loan Agreement
On May 30, 2025, Momentus entered into a Loan Agreement (the “Loan Agreement”) with J.J. Astor & Co. (the “Lender”) pursuant to which Momentus can borrow up to $1.5 million in two tranches of $750,000 each. Each tranche is payable in 40 weekly installments of $25,312.50. In lieu of cash, the Company may elect to pay the weekly installments with shares of Common Stock at a conversion price of the lesser of $1.70 and the closing price of the Common Stock on the trading day prior to the funding of the second tranche of $750,000, provided that the Company pays at least 10% of the weekly installments in cash. The Lender may also elect to receive the weekly installments in shares in lieu of cash. Amounts borrowed under the Loan Agreement are secured by a lien on substantially all of the assets of the Company.
The proceeds of the Loan Agreement are to be used for general working capital purposes. The Loan Agreement requires the Lender’s consent to take certain actions, such as incurring additional indebtedness other than permitted indebtedness (as defined in the Loan Agreement), repaying indebtedness to affiliates, or incurring liens other than permitted liens (as defined in the Loan Agreement).
The Company’s obligations under the Loan Agreement will accelerate and become immediately due upon the occurrence of certain customary events of default, including failure to pay amounts owing when due, a default under the Company’s other obligations or judgment in an amount in excess of $100,000, a failure to timely file certain SEC filings, and/or certain events involving a discontinuation of our business or certain types of proceedings involving insolvency, bankruptcy, receivership and the like, or a change of control of Momentus.

Upon an event of default that results in an acceleration of the amounts owing under the Convertible Notes, the amounts outstanding will (i) automatically increase by 120%, (ii) accrue default interest at a rate of 18% per annum, and (iii) the conversion price will be reduced to 80% of the original conversion price (the “Default Conversion Price”). In the event that the Lender elects to convert any amounts outstanding on the Convertible Notes and the Default Conversion Price is greater than the lower of (x) the closing price of the Common Stock on the date the Lender sends the Company notice of an event of default or (y) the lowest volume-weighted average price of the Common Stock for the twenty trading days immediately prior to the date that notice of conversion is provided by the Lender (such closing price, the “Default Market Price”), then the Company will also issue additional shares of Common Stock to the Lender such that the total shares to be issued upon conversion is based on the Default Market Price. The conversion prices and the number of shares of Common Stock issuable upon conversion of the Convertible Notes are also subject to appropriate adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Common Stock.
In connection with the Loan Agreement, Momentus agreed to issue to the Lender the Warrants to purchase up to 952,940 shares of Common Stock. The exercise price per share for the Initial Warrant to purchase up to 476,470 shares of Common Stock that was issued on June 3, 2025 is $1.70, and the exercise price per share for the Additional Warrant to purchase up to 476,470 shares of Common Stock that is issuable in connection with the issuance of the Additional Convertible Note will be the closing price of the Common Stock on the trading day prior to issuance. The exercise price and the number of shares of Common Stock issuable upon exercise of the Warrants is subject to appropriate adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Common Stock.
Momentus also entered into a Registration Rights Agreement with the Lender that required the Company to file a resale shelf registration statement registering the resale of shares issuable pursuant to the Loan Agreement and the transactions contemplated thereby.
None of the Warrants can be exercised if it would cause the aggregate number of shares of Common Stock beneficially owned by Lender (together with its affiliates) to exceed 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise. By written notice, Lender may from time to time increase or decrease this ownership limitation to any other percentage up to 9.99%; provided, that any such increase will not be effective until the 61st day after such notice is delivered to the Company. Conversion of the Convertible Notes and exercise of the Warrants is also subject to compliance with applicable Nasdaq rules, and the Convertible Notes and Warrants cannot be converted into or exercised for shares of Common Stock if such conversion or exercise would result in the issuance, in the aggregate with all previous issuances of shares of Common Stock under the Convertible Notes and the Warrants, of greater than 19.9% of the number of shares of Common Stock outstanding immediately preceding the date of the Loan Agreement without first obtaining stockholder approval in compliance with the rules of the Nasdaq Stock Market.
On June 17, 2025, the Company and the Lender entered into an Amendment to the Loan Agreement (the “Amendment”) which, among other things, revised the conditions for the Lender to fund the second tranche of $750,000 under the Loan Agreement such that the funding of the second tranche and issuance of the Additional Convertible Note and Additional Warrant is required within three business days of the effectiveness of this Registration Statement, subject only to (a) the Company maintaining its listing on Nasdaq, (b) as of the date of funding of the second tranche (i) the closing trading price with respect to the Common Stock on the prior trading day is not less than $1.25 per share, (ii) the market capitalization of the Common Stock is not less than $6,700,000, and (iii) the trading volume of the Common Stock for the prior trading day and the average trading volume for the prior ten trading days is not less than 50,000 shares of Common Stock and (c) other customary conditions outside the Lender’s control as provided in the Loan Agreement.
The Amendment also revised the conversion price on both Convertible Notes to be the lesser of (i) $1.70 and (ii) the closing price of the Common Stock on the trading day prior to the issuance of the Additional Convertible Note.
The Amendment further provides for a cash “make-whole” payment at the time of conversion of any amounts owed under the Loan Agreement into Common Stock in an amount per share equal to the difference (if any) between (i) the then-applicable conversion price and (ii) the lower of (x) the closing price of the Common Stock on the date of conversion, or (y) the lowest volume weighted average price of the Common Stock for the four trading days immediately prior to the date of issuance of such conversion shares (the “Make-Whole Price”). In the event the Company fails to pay such cash “make-whole” payment, then the Lender will receive shares of Common Stock equal to the amount of the cash “make-whole” payment divided by the Make-Whole Price.
Additionally, in the event that the Company prices an equity offering prior to the Additional Funding Date (as such term is defined in the Amendment) in an amount sufficient to repay all amounts owed to the Lender under the Initial Note (as such term is defined in the Amendment), then the obligation of the Company to sell the Additional Convertible Note to the Lender shall be suspended and instead the Company shall (a) repay all amounts due under the Initial Note out of the proceeds of such equity offering (b) pay J.J. Astor a termination fee of $100,000 payable in cash and (c) issue to J.J. Astor the Additional Warrant and register the underlying Warrant Shares (as such term is defined in the Loan Agreement) for resale in connection with the equity offering.
The Amendment also requires the Company to call a meeting of stockholders within 90 days of the date the Additional Convertible Note is issued to approve the Loan Agreement, as amended, and the related transactions.
Item 16.	Exhibits and Financial Statement Schedules.

Exhibit Number	Description of Exhibit
2.1†
Agreement and Plan of Merger, dated as of October 7, 2020, by and among Stable Road Acquisition Corp., Project Marvel First Merger Sub, Inc., Project Marvel Second Merger Sub, LLC, and Momentus Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on October 7, 2020).

2.2
Amendment No. 1 to Agreement and Plan of Merger, dated March 5, 2021, by and among Stable Road Acquisition Corp., Project Marvel First Merger Sub, Inc., Project Marvel Second Merger Sub, LLC, and Momentus Inc. (incorporated by reference to Exhibit 2.2 to the Company’s Registration Statement on Form S-4 (Registration No. 333-249787) filed on March 8, 2021).

2.3
Amendment No. 2 to Agreement and Plan of Merger, dated as of April 6, 2021, by and among Stable Road Acquisition Corp., Project Marvel First Merger Sub, Inc., Project Marvel Second Merger Sub, LLC, and Momentus Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on April 8, 2021).

2.4
Amendment No. 3 to Agreement and Plan of Merger, dated as of June 29, 2021, by and among Stable Road Acquisition Corp., Project Marvel First Merger Sub, Inc., Project Marvel Second Merger Sub, LLC, and Momentus Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on June 29, 2021).

3.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on August 18, 2021).
3.2	Certificate of Amendment to Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on August 22, 2023).
3.3
Second Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of Momentus Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on December 10, 2024).

3.4
Certificate of Designations of Preferences, Rights and Limitations of Series A Convertible Preferred Stock of Momentus Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on April 14, 2025).

3.5	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on August 18, 2021).
3.6	First Amendment to the Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on July 25, 2023).
4.1
Warrant Agreement, dated November 7, 2019, between Continental Stock Transfer & Trust Company and SRAC (incorporated by reference to the Company’s Current Report on Form 8-K filed on November 13, 2019).

4.2	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-1 (Registration No. 333-233980) filed on October 10, 2019).
4.3	Form of Class A Warrant (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on September 16, 2024).

Exhibit Number	Description of Exhibit
4.4	Form of Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on December 16, 2024).
4.5	Form of Common Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on December 18, 2024).
4.6	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on December 18, 2024).
4.7	Form of Common Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on February 13, 2025).
4.8	Amendment to Common Stock Purchase Warrants (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on February 13, 2025).
4.9	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K filed on February 13, 2025).
4.10	Form of Inducement Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 21, 2025).
4.11	Description of Securities (incorporated by reference to Exhibit 4.19 to the Company’s Registration Statement on Form S-1 filed on April 21, 2025).
4.12	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.12 to the Company’s Registration Statement on Form S-1 (Registration No. 333-287712) filed on May 30, 2025).
5.1*	Opinion of Bradley Arant Boult Cummings LLP.
10.1
Amended and Restated Registration Rights Agreement, dated as of August 12, 2021, by and among the Company, Sponsor, and certain other parties (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 18, 2021).

10.2	Form of Insider Letter (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (Registration No. 333-233980) filed on October 10, 2019).
10.3	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on August 18, 2021).
10.4#†	Momentus 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on August 18, 2021).
10.5#†	First Amendment to the 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 20, 2025).
10.6#†	Form of option award agreement under 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed on August 18, 2021).
10.7#†	Form of RSU award agreement under 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed on August 18, 2021).
10.8#†	Momentus 2021 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K filed on August 18, 2021).
10.9#†	Momentus Inc. 2022 Inducement Equity Plan (incorporated by reference to Exhibit 99.1 to the Company’s Registration Statement on Form S-8 filed on March 14, 2022).
10.10#
First Amendment to the Momentus Inc. 2022 Inducement Equity Plan (incorporated by reference to Exhibit 99.2 to the Company’s Registration Statement on Form S-8 (Registration No. 333-270761) filed on March 23, 2023).

10.11#
Second Amendment to the Momentus Inc. 2022 Inducement Equity Plan (incorporated by reference to Exhibit 99.3 to the Company’s Registration Statement on Form S-8 (Registration No. 333-272104) filed on May 19, 2023).

10.12#†
Third Amendment to the Momentus Inc. 2022 Inducement Equity Plan (incorporated by reference to Exhibit 99.6 to the Company’s Registration Statement on Form S-8 (Registration No. 333-287706) filed on May 30, 2025).

10.13#	Form of option award agreement under 2022 Inducement Equity Plan (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed on May 11, 2022).
10.14#	Form of RSU award agreement under 2022 Inducement Equity Plan (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed on May 11, 2022).

Exhibit Number	Description of Exhibit
10.15	Employment Agreement of John C. Rood dated August 1, 2021 (incorporated by reference to Exhibit 10.12 to the Company’s Current Report on Form 8-K filed on August 18, 2021).
10.16#†	Director Compensation Policy (incorporated by reference to Exhibit 10.15 to the Company’s Current Report on Form 8-K filed on August 18, 2021).
10.17	SEC Order in Administrative Proceeding 3-20393 (incorporated by reference to Annex J to the Company’s Registration Statement on Form S-4 (Registration No. 333-249787) filed on July 21, 2021).
10.18#†
Momentus Inc. Amended and Restated 2018 Stock Plan and forms of award agreement thereunder (incorporated by reference to Exhibit 10.11 to the Company’s Amendment No. 4 to Registration Statement on Form S-4 filed on July 21, 2021).

10.19	Form of Warrant Inducement Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 7, 2023).
10.20	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 16, 2024).
10.21	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 7, 2024).
10.22	Form of Change in Control Letter Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed on August 14, 2023).
10.23	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on September 16, 2024).
10.24	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on September 16, 2024).
10.25	Form of Secured Promissory Note (incorporated by reference to Exhibit 10.22 to the Company’s Registration Statement on Form S-1 (Registration No. 333-282724) filed on October 18, 2024).
10.26
Secured Convertible Promissory Note, dated July 12, 2024, by and between Space Infrastructures Ventures, LLC and Momentus Inc. (incorporated by reference to Exhibit 10.23 to the Company’s Registration Statement on Form S-1 (Registration No. 333-282724) filed on October 18, 2024).

10.27
First Amendment to Secured Convertible Promissory Note, dated July 12, 2024, by and between Space Infrastructures Ventures, LLC and Momentus Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K/A filed on December 17, 2024).

10.28
Secured Convertible Promissory Note, dated October 24, 2024, by and between Space Infrastructures Ventures, LLC and Momentus Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 28, 2024).

10.29
First Amendment to Secured Convertible Promissory Note, dated October 24, 2024, by and between Space Infrastructures Ventures, LLC and Momentus Inc. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K/A filed on December 17, 2024).

10.30
Loan Agreement, dated December 13, 2024, by and between Momentus Inc. and J.J. Astor & Co. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 16, 2024).

10.31	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 18, 2024).
10.32	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 13, 2025).
10.33
Form of Warrant Inducement Agreement, by and between Momentus Inc. and the Holder identified on the signature page thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 21, 2025).

10.34
Convertible Promissory Note dated May 13, 2025 by and between Momentus Inc. and A.G.P./Alliance Global Partners (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed on May 15, 2025).

10.35^	Loan Agreement, dated May 30, 2025, by and between Momentus Inc. and J.J. Astor & Co.
10.36^	Registration Rights Agreement, dated May 30, 2025, by and between Momentus Inc. and J.J. Astor & Co.

Exhibit Number	Description of Exhibit
10.37*	Amendment to Loan Agreement and Registration Rights Agreement, dated June 17, 2025, by and between Momentus Inc. and J.J. Astor & Co.
16.1	Letter from the Company’s former independent accountant, dated July 24, 2023 (incorporated by reference to Exhibit 16.1 to the Company’s Current Report on Form 8-K filed on July 25, 2023).
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Company’s Current Report on Form 8-K filed on August 18, 2021).
23.1*	Consent of Frank, Rimerman + Co. LLP, independent registered public accounting firm.
23.2*	Consent of Bradley Arant Boult Cummings LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page to the prospectus which forms part of this registration statement).
107*	Filing Fee Table.

#	Management contract or compensatory plan or arrangement
*	Filed herewith
†
Certain of the exhibits and schedules to this Exhibit List have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

^	Previously filed
Item 17.	Undertakings.
The undersigned registrant hereby undertakes to
(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(b)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(d)
For the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(e)
That for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(f)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(h)	That:
(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on June 17, 2025.

MOMENTUS INC.

By:	/s/ Lon Ensler
Name:	Lon Ensler
Title:	Interim Chief Financial Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John C. Rood and Lon Ensler, and each and either of them, as his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to act on, sign and file any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act together with all schedules and exhibits thereto, to act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act, and take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John C. Rood	Chief Executive Officer and Director (Principal Executive Officer)	June 17, 2025
John C. Rood

/s/ Lon Ensler	Interim Chief Financial Officer (Principal Financial and Accounting Officer)	June 17, 2025
Lon Ensler

*	Director	June 17, 2025
Brian Kabot

*	Director	June 17, 2025
Chris Hadfield

*	Director	June 17, 2025
Kimberly A. Reed

*	Director	June 17, 2025
Linda J. Reiners

*	Director	June 17, 2025
Mitchel B. Kugler

*	Director	June 17, 2025
Victorino Mercado